Exhibit 12.1
                                                                    ------------



                           TOMMY HILFIGER CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                    Six Months Ended
                                      September 30,                    Fiscal Year Ended March 31,
                                   -------------------    -----------------------------------------------------
                                    2001        2000       2001       2000        1999       1998       1997
                                   --------    -------    --------    --------    -------    -------    -------
                                 (Unaudited) (Unaudited)

Statement of Operations Data:
----------------------------

Income before income taxes          68,097      74,774     173,458    227,531     246,371    168,770    131,248

Fixed Charges
     Interest expense               18,864      21,186      41,412     41,024      39,525      1,258        761

     Portion of rent expense
     representing interest
     expense (33%)                   4,333       3,767       7,520      6,697       5,454      4,184      2,970

                                   --------    -------    --------    --------    -------    -------    -------
Total fixed charges excluding
capitalized interest                23,197      24,953      48,932     47,721      44,979      5,442      3,731

Capitalized interest                   -           -           -          -           -          -          -

                                   --------    -------    --------    --------    -------    -------    -------
Total fixed charges                 23,197      24,953      48,932     47,721      44,979      5,442      3,731
                                   --------    -------    --------    --------    -------    -------    -------

Income before income taxes
and fixed charges                   91,294      99,727     222,390    275,252     291,350    174,212    134,979

                                   --------    -------    -------    --------    -------    -------    --------
Ratio of earnings to fixed charges     3.9         4.0        4.5         5.8        6.5       32.0        36.2
                                   ========    =======    =======    ========    =======    =======    ========

